Exhibit 10.19

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is entered into as of March 14, 2011 by and between OPTi, Inc. (“OPTi’), a California corporation, having a principal place of business at 3430 Bayshore Road, Suite 103, Palo Alto, California 94303, and Exar Corporation (“Exar”), a Delaware corporation having a principal place of business at 48720 Kato Road, Fremont, CA 94538. The Effective Date (“Effective Date”) of this License Agreement is the date of the last signature set below.

RECITALS

WHEREAS, the United States Patent and Trademark Office issued United States Patent Nos. 5,944,807, 6,098,141 and 7,523,245 (collectively, “the OPTi Patents”) to Mark Williams and Sukalpa Biswas on August 31, 1999, August 1, 2000, and April 21, 2009 respectively;

WHEREAS, OPTi represents it is the assignee and owner of all rights, titles, and interest in and to the OPTi Patents and is willing to license Exar to use the OPTi Patents under the terms and conditions set forth herein; and

WHEREAS, Exar desires to license the OPTi Patents from OPTi for use under the terms and conditions set forth herein:

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, OPTI AND EXAR HEREBY AGREE AS FOLLOWS:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

a.	“OPTi” means OPTi, Inc. and its agents, servants, officers, directors, employees, attorneys, divisions, successors, and assigns.

b.	“Exar” means Exar Corporation and its agents, servants, officers, directors, employees, attorneys, divisions, successors, and assigns. Exar does not include any direct or indirect parent corporation of Exar or any affiliate of Exar.

c.	“OPTi Patents” means U.S. Patent Nos. 5,944,807, 6,098,141, and 7,523,245, all extensions, renewals, divisionals, continuations, continuations-in-part, reissues, and reexaminations thereof, and all counterpart foreign patents and patent applications.

d.	“Parties” means OPTi and Exar, collectively (each, a “Party”).

e.	“Licensed Exar Products” means the Exar Universal Asynchronous Receivers/Transmitters that are LPC Compliant.

f.	“LPC Compliant” means complying with the Low Pin Count Interface Specification, published by Intel.

g.	“Advanced Development Tool Kit” means a set of design tools comprised of: i) evaluation boards; ii) schematics; iii) software drivers; and iv) related documentation made available to customers of the Licensed Exar Product to accelerate design implementation.

2.	Patent License. Effective upon the execution of this Agreement, OPTi hereby grants to Exar a worldwide, nonexclusive, irrevocable, transferrable (pursuant to Section 10) royalty-bearing license under the OPTi Patents to make, have made, use, sell, and offer to sell and to import the Exar Licensed Products and Advanced Development Tool Kit. The license granted by OPTi to Exar hereunder will extend to any Exar customer for any claim arising by reason of any alleged act of infringement of the OPTi Patents, whether directly or indirectly, by the Licensed Exar Product, whether alone or in combination with other products. Nothing in this Agreement grants any license to any third party for any product or combination of products not including Exar Licensed Products. Any power by Exar to grant any such licenses to any such third party by implication or otherwise is excluded. Exar agrees that the license granted herein is not intended to and does not cover manufacturing, sales, or importation activities that Exar may undertake on behalf of third parties for the purpose of providing third parties with coverage under the license granted by OPTi to Exar in this Agreement.

3.	Royalty Payments and Other Obligations

a.	Exar shall pay OPTi a non-refundable royalty of 1% of the sale price of only the Licensed Exar Products sold anywhere in the world beginning from the Effective Date until the last of the OPTi Patents expire. Such payments shall be paid via wire transfer thirty days after each calendar quarter in which licensed product is sold.

b.	On an annual basis, OPTi shall have the option of: 1) conducting an audit itself; or 2) selecting an independent auditor; to examine and certify the number of Licensed Exar Products sold used to calculate the royalty Exar owes to OPTi. OPTi or such independent auditor shall have complete access to any and all of Exar’s books and records containing information regarding Exar’s Licensed Products. If the audit reveals a discrepancy of greater than 20% of the royalties received by OPTi from Exar vs. what Exar should have paid OPTi in royalties, then, in addition to being paid the unpaid royalties owed to OPTi, Exar shall bear the cost of the audit, including any travel and lodging expenses.

4.	Reporting. Starting with the calendar quarter ending September 30, 2011 and all subsequent calendar quarters until the year after the expiration of the OPTi Patents, Exar shall provide OPTi with a written statement of its global sales of the Exar Licensed Products for the preceding calendar quarter, no later than twenty (20) days after the quarter end.

5.	Warranties.

a.	Each Party represents and warrants that the Party possesses the right and power to enter into this Agreement and grant the rights granted herein;

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b.	Each Party represents and warrants that in executing this Agreement, the Party relied solely upon its own judgment, belief, and knowledge, and the advice and recommendations of its own independently selected counsel, concerning the nature, extent, and duration of its rights, claims, and obligations hereunder and regarding all matters that relate in any way to the subject matter hereof; and

c.	OPTi represents and warrants that as of the Effective Date: i) that it owns the entire right, title and interest in and to the OPTi Patents; ii) there have been no assignments, sales, licenses, conveyances or other transfer or disposition of any interest in the OPTi Patents that would otherwise compromise the license hereunder; and iii) it has not transferred any right to any cause of action against Exar Licensed Products.

6.	Remedies. In addition and without prejudice to any other remedies that may be available to either Party under this Agreement, each Party acknowledges that any breach of its obligations contained in this Agreement would subject the other Party to irreparable harm and that a preliminary injunction would be warranted to protect the other Party from any threatened or continuing breach of such obligations.

7.	Successors and Assigns. This Agreement shall be binding on each Party and its permitted successors and assigns.

8.	Governing Law. The validity and interpretation of this Agreement and the rights and duties of the Parties shall be governed by the laws of the State of Texas, without regard to conflicts of laws principles.

9.	Dispute Resolution. Any controversy, claim, or dispute between the Parties arising out of or relating to the terms of this Agreement may be resolved by instituting an action in the United States District Court for the Eastern District of Texas for breach of this Agreement. The Parties agree to submit to the jurisdiction of the Court, agree not to assert as defenses any defenses other than those which relate to their compliance with the terms of this Agreement, or any term hereof.

10.	Assignability. This Agreement may not be assigned or transferred by either Party without obtaining prior written approval of the other Party which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Exar may assign the license and rights under this Agreement without obtaining the consent of OPTi in connection with an assignment, merger, sale, divestiture or transfer of substantially all of the business or assets to which this Agreement relates. Exar will give OPTi written notice of any assignment under this paragraph thirty (30) days prior to such assignment.

11.	Costs. In the event of any proceeding seeking resolution of any controversy, claim, or dispute between the Parties arising out of or relating to the terms of this Agreement, the losing Party shall pay the reasonable attorneys’ fees and reasonable costs of the prevailing Party.

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12.	Severability. The invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of any other term, the remaining terms being deemed to continue in full force and effect.

13.	Waiver and Modification. No waiver or modification of any right under this Agreement shall be effective unless contained in a writing signed by the Party charged with such waiver or modification, and no waiver or modification of any right arising from any breach or failure to perform shall be deemed a waiver or modification of any future breach or failure of any other right arising under this Agreement.

14.	Notices. All notices to be given to a Party under any of the provisions of this Agreement shall be in writing in the English language and shall be deemed to have been duly given if delivered by hand or mailed by registered, certified mail, or overnight mail service, postage prepaid, to the Party at the address given below:

If to OPTi to: OPTi, Inc. ATTN: Chief Executive Officer 3430 W. Bayshore Rd., Suite 103 Palo Also, CA 94303	If to Exar, to: Exar Corporation ATTN: Law Department 48720 Kato Road Fremont, CA 94538

Notices delivered by mail shall be effective three (3) days after mailing. Such notice will be deemed effective earlier if actually received earlier by the Party. Either Party may change its address for the purposes of notice under this Agreement by giving the other Party written notice of its new address.

15.	Counterparts, Facsimiles. This Agreement may be executed in any number of counterparts. each of which when so executed and delivered shall be deemed an original. Such counterparts together shall constitute one and the same document, and each Party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy or a pdf (or equivalent electronic) copy of this Agreement. including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the Parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution.

16.	Entire Agreement, Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, promises, and representations made by either Party to the other concerning the subject matter hereof and the terms of this Agreement. There are no other agreements or understandings between the Parties regarding this subject matter, written or oral, express or implied. This Agreement may not be released, discharged. amended, or modified in any manner except by a written instrument signed by duly authorized representatives of each Party.

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17.	Confidentiality. The terms of this Agreement and all the correspondence relating thereto are confidential and shall be not be disclosed to any non-party to this Agreement, except to each Party’s counsel, financial advisors and accountants, and to the extent required by court order or law, including the rules and regulations of the Securities and Exchange Commission.

In Witness Whereof, the Parties have caused this Agreement to be executed as of the last date written below.

OPTi, Inc.		Exar Corporation

By:	/s/ Bernard T. Marren	By:	/s/ Kevin S. Bauer
Name:	Bernard T. Marren	Name:	Kevin S. Bauer
Title:	President & CEO	Title:	Vice President and CFO
Dated:	March 14, 2011	Dated:	March 15, 2011

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